For more information:
Eric Miller
Intersections Inc.
703.488.6100
intxinvestorrelations@intersections.com

Intersections Inc. Reports Record Second Quarter 2010 Revenue and Earnings, Declares Quarterly Cash Dividend and Increases Share Repurchase Authorization

CHANTILLY, VA – August 12, 2010 – Intersections Inc. (NASDAQ: INTX) today announced financial results for the quarter ended June 30, 2010.  Revenue for the second quarter of 2010 was $98.9 million as compared to $90.3 million for the second quarter of 2009, an increase of 9.5 percent.  Consolidated adjusted EBITDA before share based compensation for the second quarter of 2010 was $14.7 million compared to $4.9 million for the second quarter of 2009, and net income was $5.2 million for the quarter, compared to a net loss of $2.7 million for the quarter ended June 30, 2009.  Consolidated adjusted EBITDA before share based compensation for the first six months of 2010 was $21.0 million compared to $10.0 million for the first six months of 2009.  Net income for the six months ended June 30, 2010 was $4.1 million, compared to a net loss of ($3.2) million for the six months ended June 30, 2009.  Cash flow provided by operations for the three and six months ended June 30, 2010 was approximately $17.4 million and $26.3 million, respectively.  Diluted earnings per share were $0.29 for the second quarter of 2010, compared to a diluted loss per share of ($0.15) for the second quarter of 2009, and diluted earnings per share for the six months end June 30, 2010 were $0.23 compared to ($0.18) for the six months ended June 30, 2009.

Michael Stanfield, CEO commented, "Our second quarter results exceeded our expectations, and demonstrate the strong cash generating capabilities of our Consumer Products and Services segment.  At the same time, successful turnaround efforts in our other business lines have eliminated the drain we experienced from these segments in prior quarters.  With the previously announced divestiture of our pre-employment background screening business and strong prospects in our core consumer identity theft protection services, we believe we are on the right path for creating significant shareholder value."

Board of Directors Declares Quarterly Cash Dividend and Increases Share Repurchase Authorization

Intersections also announced that its Board of Directors has declared an ongoing regular quarterly cash dividend on its common stock of $0.15 per share.  The first dividend will be paid on September 10, 2010 to stockholders of record at the close of business on August 31, 2010.  Based on yesterday's closing price of $6.00 per share, this represents an annual dividend yield of 10%.  While the company expects to continue to pay dividends on an ongoing quarterly basis for the foreseeable future, any future dividend payments will be reviewed individually and declared by the Board at its discretion.

In addition, the Board of Directors has authorized management to consider financing alternatives that may be used to increase the company's debt, with the cash proceeds potentially being used to pay special dividends and/or make stock repurchases.   The Board of Directors had previously authorized the Company to repurchase up to $20 million of shares, of which approximately $10.5 million remained available for future purchases.  Yesterday, the Board of Directors increased the Company's authorization to a total of up to $30 million of shares, and the total now available for future purchases is approximately $20.5 million.  The Company expects to fund repurchases through a combination of cash on hand, cash generated by operations, borrowings or other future financing transactions, or a combination thereof.  Repurchases may be made from time to time, depending on market conditions, share price and other factors, on the open market, in block trades, through privately negotiated transactions or otherwise, or any combination of methods.  The share repurchase program does not obligate the Company to acquire any specific number of shares in any period, and may be modified, suspended or discontinued at any time without notice to shareholders.

"In the 12 months ended June 30, 2010, our consolidated adjusted EBITDA before share based compensation and non cash impairments was nearly $30 million.  Our outlook for the rest of the year and going forward into 2011 is for continued improvement in our trailing 12 month adjusted EBITDA before share based compensation and non-cash impairment.   Adjusted EBITDA in the Third and Fourth Quarters of 2010 will be lower than the Second Quarter of 2010 due to an increase in marketing, the loss of EBITDA contribution following the sale of SI, and expenditures related to launching new clients in the second half of 2010.  By focusing on what we do best and instituting an ongoing regular quarterly cash dividend, we hope to reward our patient shareholders and encourage investors to recognize the intrinsic value of our core business," according to Mr. Stanfield.

Second Quarter 2010 Financial Highlights:

●	Total subscribers decreased to approximately 4.1 million as of June 30, 2010, compared to approximately 4.3 million subscribers as of December 31, 2009.

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Total consolidated revenue for the second quarter of 2010 was $98.9 million, including $6.7 million from the Background Screening segment, compared to $90.3 million for the second quarter of 2009, including $4.5 million from the Background Screening segment.

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Subscription revenue, net of marketing and commissions associated with subscription revenue, was $48.5 million for the second quarter of 2010, compared to $42.6 million for the second quarter of 2009, an increase of 13.8 percent.

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Consolidated income before taxes and non-controlling interest was $8.7 million for the second quarter of 2010, including income before taxes and non-controlling interest of $593 thousand for the Background Screening segment, a loss before taxes and non-controlling interest of $94 thousand for the Online Brand Protection segment, and a loss before taxes and non-controlling interest of $375 thousand for the Bail Bonds Industry Solutions segment, compared to consolidated loss before taxes and non-controlling interest of $5.6 million for the second quarter of 2009, including a loss before taxes and non-controlling interest of $6.8 million for the Background Screening segment, $1.6 million for the Online Brand Protection segment, and $507 thousand for the Bail Bonds Industry Solutions segment.

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Consolidated net income was $5.2 million, or $0.29 per diluted share, for the quarter ended June 30, 2010, compared to a consolidated net loss of $2.7 million, or ($0.15) per diluted share, for the quarter ended June 30, 2009.

●	Consolidated cash flow provided by operations for the quarter ended June 30, 2010, was approximately $17.4 million.

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On July 19, 2010 Intersections divested its background screening segment for $15.0 million in cash plus adjustments for working capital and other items.  We then used approximately $11.2 million of the proceeds received from the sale to prepay the remaining principal and accrued interest on the term loan portion of our credit agreement.

Six Month Results:

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Total consolidated revenue for the six months ending June 30, 2010 was $195.5 million, including $11.8 million for the Background Screening segment, $959 thousand for the Online Brand Protection segment, and $231 thousand for the Bail Bonds Industry Solutions segment, compared to $177.6 million for the six months ending June 30, 2009, including $8.9 million for the Background Screening, $1.1 million for the Online Brand Protection segment, and $175 thousand for the Bail Bonds Industry Solutions segment, an increase of 10.1 percent.

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Subscription revenue, net of marketing and commissions associated with subscription revenue, increased 9.6 percent to $91.2 million for the six months ending June 30, 2010, from $83.2 million for the comparable period in 2009.

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Consolidated income before taxes and non-controlling interest was $7.9 million for the six months ending June 30, 2010, including a loss before taxes and non-controlling interest of $239 thousand for the Background Screening segment, $403 thousand for the Online Brand Protection segment, and $770 thousand for the Bail Bonds Industry Solutions segment, compared to consolidated loss before taxes and non-controlling interest of $6.7 million for the six months ending June 30, 2009, including a loss before taxes and non-controlling interest of $9.5 million for the Background Screening segment, $1.7 million for the Online Brand Protection segment, and $1.0 million for the Bail Bonds Industry Solutions segment.

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Consolidated net income was $4.1 million, or $0.23 per diluted share, for the six months ending June 30, 2010, compared to a consolidated net loss of $3.2 million, or ($0.18) per diluted share, for the six months ending June 30, 2009.

●	Cash flow provided by operations for the six months ending June 30, 2010 was approximately $26.3 million.

This earnings release presents several non-GAAP financial measures, which we believe are important to investors and utilize in managing our business.  These non-GAAP financial measures should be reviewed in conjunction with the relevant GAAP financial measures and are not presented as alternative measures of operating income, operating margin, net income or EPS as determined in accordance with GAAP.

Intersections' Consolidated Financial Statements, "Other Data" and reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures and related notes can be found in the "GAAP and Non-GAAP Measures" link under the "Investor & Media" page on our website at www.intersections.com.

Intersections will host a business update teleconference on August 12, 2010 at 5:00 pm EDT.  A live audio webcast will be available on Intersections' Web site at www.intersections.com.  Participants are encouraged to go to the selected Web site at least 15 minutes in advance to register, download, and install any necessary audio software.  This webcast will be archived and available for replay after the teleconference.  Additionally, the call will be available for telephonic replay from 8:00 p.m. Thursday, August 12, 2010 through 5:00 p.m. Sunday, August 15, 2010, at 888.286.8010, or if you are based internationally, at +1-617-801-6888 (Passcode: 56124918).

Statements in this press release relating to future plans, results, performance, expectations, achievements and the like are considered "forward-looking statements."  Those forward-looking statements involve known and unknown risks and are subject to change based on various factors and uncertainties that may cause actual results to differ materially from those expressed or implied by those statements, including without limitation the effect of new subscriber additions.  Factors and uncertainties that may cause actual results to differ include but are not limited to the risks disclosed in the Company's filings with the U.S. Securities and Exchange Commission.  The Company undertakes no obligation to revise or update any forward-looking statements.

About Intersections Inc. (www.intersections.com)
Intersections Inc. (NASDAQ: INTX) is a leading provider of consumer and corporate identity risk management services.   Eight million consumers are protected by Intersections' consumer and breach remediation services offered through North America's leading financial institutions, directly to consumers under its award-winning Identity Guard® brand (www.identityguard.com), and through its exclusive partnership with ITAC, the Identity Theft Assistance Center.  Since its inception in 1996, Intersections has protected more than 30 million consumers.